JOHN M. HICKEY
1601 – 1415 WEST GEORGIA STREET
VANCOUVER, B.C.
V6G 3C8
CANADA

February 26, 2008

Board of Directors
Omega Ventures Group, Inc.
299 South Main Street
Salt Lake City, Utah
84111                USA

Dear Sirs:

I am planning my retirement and, as such, will be making several changes in my future.

Please consider, and accept, this letter as my formal resignation from the Board of Omega Ventures, Inc. as President and Director effective immediately.

I have enjoyed working with the Firm since it’s inception and I wish you success in the future.

Yours truly,

/S/ John M. Hickey

John M. Hickey

JH/st

cc: John R. Rask
      Stephen Golde